Exhibit 99.1

News Release

Intelsat Announces Expiration and Final Results of the Tender Offer for Senior Notes of Intelsat, Ltd.

Pembroke, Bermuda, February 12, 2009

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today announced the expiration and final results of the previously announced cash tender offer (the “Tender Offer”) by its subsidiary, Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”), to purchase the maximum aggregate principal amount of Intelsat, Ltd.’s outstanding 7.625% Senior Notes due 2012 (CUSIP No. 45820E AB8) (the “7.625% Notes”) and Intelsat, Ltd.’s outstanding 6.50% Senior Notes due 2013 (CUSIP No. 45820E AH5) (the “6.50% Notes,” and together with the 7.625% Notes, the “Notes”) that Intelsat Sub Holdco can purchase for $375,000,000 (excluding accrued interest), at a purchase price per $1,000 principal amount determined in accordance with a modified “Dutch auction” procedure on the terms and conditions set forth in an Offer to Purchase dated January 14, 2009 (the “Offer to Purchase”). The Tender Offer expired at 12:00 midnight, New York City time, on February 11, 2009.

Intelsat Sub Holdco has accepted for purchase all of the Notes validly tendered (and not validly withdrawn) in the Tender Offer. The aggregate principal amount of the 7.625% Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $114,159,000, representing approximately 19.0% of outstanding 7.625% Notes. The aggregate principal amount of the 6.50% Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer was $346,450,000, representing approximately 49.5% of outstanding 6.50% Notes. The Clearing Premium (as defined in the Offer to Purchase) for the Notes is $100.00 per $1,000 principal amount of Notes tendered. The consideration payable per $1,000 principal amount of Notes is listed in the table below.

Series of Notes	CUSIP No.	Total Consideration(1)	Tender Offer Consideration(2)	Accrued Interest(3)
7.625% Senior Notes due 2012	45820E AB8	$817.50	$787.50	$24.78

6.50% Senior Notes due 2013	45820E AH5	$735.00	$705.00	$18.24

(1)

Consideration payable per $1,000 principal amount of Notes tendered on or prior to the Early Participation Date (as defined in the Offer to Purchase), which includes the $30.00 early participation payment.

(2)	Consideration payable per $1,000 principal amount of Notes tendered after the Early Participation Date and on or prior to the Expiration Date (as defined in the Offer to Purchase).

(3)	Accrued interest payable per $1,000 principal amount of Notes.

Intelsat Sub Holdco intends to fund the payment of the Notes purchased in the Tender Offer with the proceeds of its offering of 8.875% Senior Notes due 2015.

Intelsat Sub Holdco will pay to The Depository Trust Company the total consideration payable to holders in the Tender Offer, and MacKenzie Partners,

                                             Intelsat, Ltd.

                                             Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, HM 08, Bermuda www.intelsat.com T +1 441-294-1650 F +1 441-292-8300

Inc., the depository for the Tender Offer, will irrevocably instruct The Depository Trust Company to pay the validly tendering holders the total tender offer consideration, including accrued and unpaid interest on the accepted Notes from the last applicable interest payment date to, but not including, the date of settlement.

Additional Information

Goldman, Sachs & Co. acted as the dealer manager for the Tender Offer. MacKenzie Partners, Inc. is the Information Agent and Depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-4692 (collect). Requests for documentation should be directed to MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500 (collect). This announcement is for informational purposes only. This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any Notes. The Tender Offer was made solely pursuant to the Offer to Purchase and related documents. The Tender Offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to be made on behalf of Intelsat Sub Holdco by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for advanced transmissions of video, data and voice services. With the globalization of content, broadband, telecom, HD and mobility fueling next-generation growth, the ever-expanding universe of satellite communications is the cornerstone of today’s Intelsat. Real-time, advanced communications with people anywhere in the world is closer, by far.

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2007 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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